Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of RYTHM, Inc. (formerly Agrify Corporation) of our report dated March 3, 2026, relating to the consolidated financial statements of RYTHM, Inc. (formerly Agrify Corporation) as of December 31, 2025 and 2024 and for the two years in the period ended December 31, 2025, included in its Annual Report on Form 10-K for the year ended December 31, 2025, as filed with the Securities and Exchange Commission on March 3, 2026.

/s/ GuzmanGray

Costa Mesa, California

August 26, 2026